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Exhibit 4.36

LOAN AGREEMENT
(this "Agreement")

between

Infineon Technologies Holding B.V., Rotterdam
(the "Issuer")

and

Infineon Technologies AG, Munich
("Infineon Technologies AG")

WHEREAS:

(A)
The Issuer, Infineon Technologies AG and a syndicate of banks and financial institutions (the "Underwriters") under the lead management of Goldman Sachs International have entered into an underwriting agreement (as amended, supplemented or restated from time to time, the "Underwriting Agreement") of even date herewith pursuant to which the Issuer has undertaken to issue and sell to the Underwriters subordinated convertible notes (the "Notes") in the aggregate principal amount of €1,000,000,000. The Underwriting Agreement provides that the issue and subscription of the Notes shall be effected on February 6, 2002, or such other date as the Issuer, Infineon Technologies AG and Goldman Sachs International acting on behalf of the Underwriters may agree (the "Closing Date").

(B)
The Issuer has undertaken in the Underwriting Agreement to pass on to Infineon Technologies AG any proceeds from the issue of the Notes pursuant to (A) (the "Proceeds") without any deduction by way of loan (the "Loan").

(C)
The Terms and Conditions of the Notes (the "Conditions") provide that the claims of the Noteholders for payment of principal of all Notes are to be secured by the claims of the Issuer against Infineon Technologies AG under the Loan for payment of principal of such Loan in an amount equal to the aggregate Appertaining Claims (§ 13(2)(a) of the Conditions).

(D)
The Conditions are set forth in Exhibit 1.

Now, therefore, it is agreed as follows:

§ 1
(Definitions)

        In this Agreement terms defined in the Conditions shall have the same meaning herein, unless otherwise required by the context.

§ 2
(The Loan)

(1)
Subject to disbursement to the Issuer of the Proceeds on the Closing Date, the Issuer grants to Infineon Technologies AG a loan in the principal amount of

€1,000,000,000 (euro one billion) (the "Loan Amount")

.

(2)
The Loan Amount shall be disbursed to Infineon Technologies AG on the Closing Date.

(3)
Disbursements of the Loan Amount shall be effected by the Underwriters' paying the relevant Proceeds without deduction to an account of the Issuer specified by the Issuer and by the Issuer's immediate onpayment of such Proceeds to an account of Infineon Technologies AG specified by Infineon Technologies AG.

(4)
The claims of the Issuer for payment of principal or interest or any other amounts arising under the Loan shall be subordinated to the claims of all other creditors of Infineon Technologies AG which are senior and not subordinated. Such subordination shall mean that in any event of liquidation, bankruptcy or other proceedings to avoid bankruptcy any payment which might become due under the Loan shall be made only after all claims against Infineon Technologies AG which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Loan against claims of Infineon Technologies AG shall be excluded. The subordination specified in the foregoing sentence with respect to the Appertaining Claim (§ 13(2)(a) of the Conditions) attributable to a Note for which the Conversion Right (§ 7(1) of the Conditions) has been validly exercised shall be subject to the condition subsequent (auflösende Bedingung) of the exercise of the Conversion Right (§ 7(1) of the Conditions) and terminate with effect as of the Issue Date (§ 3(1) of the Conditions) on the day immediately prior to the Conversion Date (§ 8(4) of the Conditions) at 24 hours. The exercise of the Conversion Right (§ 7 of the Conditions) in reliance on § 194 (1) sentence 2 of the German Stock Corporation Act (Aktiengesetz) shall not be affected by the subordination.

§ 3
(Security Assignment)

(1)
As of the Closing Date, the Issuer shall assign the claims under § 4(2) of this Agreement for payment of principal of the Loan in an amount equal to the aggregate Appertaining Claims (§ 13(2)(a) of the Conditions) to JPMorgan Chase Bank acting on account of the Noteholders as security for the claims for payment of principal of the Notes in accordance with the assignment attached hereto as Exhibit 2. A partial amount of the Loan equal to the Appertaining Claim shall be attributable to each Note.

(2)
The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivering Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

(3)
All further claims for payment under this Agreement, in particular the claims for payment of interest, shall remain with the Issuer and are not assigned.

§ 4
(Interest; Repayments; Discharge)

(1)
The Loan Amount (§ 2(1)) shall bear interest at a rate per annum to be separately agreed. On each date on which payment of any interest in respect of the Notes becomes due an amount equal to at least such interest shall be payable as interest on the Loan. In case the due date for payments on the Notes has been extended pursuant to § 5(3) of the Conditions, the due date of the payments on the Loan shall be extended accordingly. If it is necessary to calculate interest for a period of less than one year, interest shall be calculated on the basis of the actual number of days elapsed, divided by 365 (or, if any portion of that period falls in a leap year, the sum of (A) the actual number of days in that period falling in a leap year divided by 366 and (B) the actual number of days in that period falling in a non-leap year divided by 365).

(2)
On each date on which principal in respect of the Notes is due and payable (whether on the Maturity Date (§ 4(1) of the Conditions) or prior thereto pursuant to § 4(3), § 4(4) or § 16 of the Conditions), the Loan shall be due for repayment in an amount equal to the respective Appertaining Claims.

(3)
If and when the claims payable under this Loan Agreement are transferred by Noteholders by way of assignment to Infineon Technologies AG in connection with the exercise of the Conversion Right, all rights and claims under this Loan Agreement shall expire to the extent of such transfer.

(4)
Payments under the Loan shall be made in the currency in which the corresponding payments under the Notes are effected.

§ 5
(Taxes)

        All payments on the Loan shall be made without withholding or deduction of any present or future taxes, duties or governmental charges of whatever nature imposed, levied or withheld by or in the Federal Republic of Germany or The Netherlands or by or on behalf of any political subdivision or authority thereof or therein having power to tax, unless Infineon Technologies AG is required by law to withhold or deduct such taxes or duties. The parties agree that any withholdings or deductions on principal of the Loan pursuant to sentence (1) shall not reduce the Loan Amount.

§ 6
(Amendment or Termination of this Agreement)

        The Issuer and Infineon Technologies AG undertake (subject to the following sentence) not to amend or terminate any provisions of this Agreement and to refrain from anything that could impair the rights of the Noteholders under the security assignment (§ 3) or otherwise. An amendment or termination of this Agreement shall only be effected if the rights of the Noteholders are not impaired thereby.

§ 7
(Waiver of Rights of Set-Off)

        With respect to all claims of the Issuer under this Agreement, Infineon Technologies AG agrees not to assert any rights of set-off, retention rights, liens or counter-claims.

§ 8
(Miscellaneous)

(1)
This Agreement and all rights and obligations deriving therefrom shall be governed by the laws of the Federal Republic of Germany.

(2)
Any action or other legal proceedings (the "Proceedings") arising under or in connection with this Agreement shall be brought in the District Court (Landgericht) in Munich, Federal Republic of Germany.

(3)
Should any provision of this Agreement be or become void in whole or in part, the other provisions shall remain in force. The void provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purpose of the void provision.

(4)
The German version of this Loan Agreement shall be the only legally binding version. The English translation is for convenience only.

February 1, 2002

Infineon Technologies Holding B.V.

Infineon Technologies AG

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  Exhibit 4.36
LOAN AGREEMENT (this "Agreement" ) between Infineon Technologies Holding B.V., Rotterdam (the "Issuer" ) and Infineon Technologies AG, Munich ( "Infineon Technologies AG" )
§ 1 (Definitions)
§ 2 (The Loan)
§ 3 (Security Assignment)
§ 4 (Interest; Repayments; Discharge)
§ 5 (Taxes)
§ 6 (Amendment or Termination of this Agreement)
§ 7 (Waiver of Rights of Set-Off)
§ 8 (Miscellaneous)